Exhibit 99.1

Contacts:
	Media Contact	Investor Contact
	David Grip	Brian Denyeau
	AspenTech	ICR
	+1 781-221-5273	+1 646-277-1251
	david.grip@aspentech.com	brian.denyeau@icrinc.com

AspenTech Announces Intent to Acquire KBC

Proposed transaction combines leading software and consultancy to drive significant value creation for oil & gas industry

Bedford, Mass. — AZPN   January 12, 2016 — Aspen Technology, Inc. (“AspenTech”) today announced the terms of  a recommended all cash offer for  the entire issued and to be issued share capital of KBC Advanced Technologies plc (“KBC”)  by ATI Global Optimisation LTD, a wholly owned subsidiary of AspenTech.  Under the terms of the offer, KBC shareholders will receive 185p in cash for each share. The transaction values KBC at approximately £158 million or approximately $230 million at the current exchange rate.  Both companies’ boards of directors unanimously support the transaction.

The  transaction  will  be  funded  by  cash  on  hand  of  approximately  $91  million  and  committed financing. AspenTech plans to replace the committed financing with proceeds from a proposed $250 million revolving credit facility.

The proposed acquisition will be implemented by means of a scheme of arrangement under the UK Companies Act 2006 and is therefore subject to the approval of KBC shareholders and the High Court of Justice in England and Wales and to other terms and conditions as set out in the joint offer announcement released by AspenTech and KBC earlier today.  This press release should be read in conjunction with such joint announcement which is available at www.aspentech.com/corporate/press/press-releases.aspx. AspenTech has obtained irrevocable undertakings to vote or procure votes in favor of the scheme in respect of KBC shares representing approximately 42% of the issued share capital of KBC.   It is expected that the transaction will close in the first calendar quarter of 2016.

KBC Overview

KBC is a leading provider of strategic consulting and software to the oil and gas industry, focused on operational excellence and profit improvement for oil refining, refinery-integrated petrochemicals and oil production assets.  KBC has two main areas of business focus:

•                  KBC Consulting, which provides a unique combination of management and engineering consulting  focused  on  operational  excellence  and  profit  improvement  for  refinery  and refinery-integrated petrochemicals. KBC’s consultants have deep domain expertise and extensive C-level customer relationships, which is expected to increase AspenTech’s mindshare among these key decision makers.

•                  KBC Technology, which is comprised of a software portfolio of process unit reactor models and refinery-wide simulation software that is complementary to AspenTech’s existing suite of solutions.

Strategic Rationale

AspenTech believes the strategic rationale for the proposed acquisition of KBC is compelling:

•                  Strengthens C-level relationships: KBC’s world-class consulting services would enhance AspenTech’s ability to serve as a trusted advisor to customers.

•                  Drives increased usage and adoption: KBC’s highly differentiated consulting capabilities represent a unique opportunity for AspenTech to drive software adoption and increase client engagement, particularly in developing markets.

•                  Adds  complementary  software  portfolio:  KBC  would  add  new  and  complementary technology,   including  in  refinery  operations  and  reactor   modeling,   enabling  further innovation in refining as well as upstream markets.

•                  Accelerates asset optimization strategy:  KBC would accelerate AspenTech’s holistic asset optimization strategy, which is expected to generate significant value for AspenTech’s customers through improved capital and operating efficiency.

•                  Consistent with capital allocation strategy: The acquisition of KBC is a measured use of AspenTech’s financing capacity for strategic M&A, which is one of the components of AspenTech’s capital allocation strategy.

Antonio  Pietri,  President  and  Chief  Executive  Officer  of  AspenTech,  said,  “We  are  excited  to announce the proposed acquisition of KBC, which is viewed as a trusted advisor to C level executives in the oil and gas industry.   We believe KBC’s deep domain expertise and customer relationships, particularly in developing markets, will help drive greater adoption and usage of AspenTech’s broad and expanding suite of software solutions.”

“In  addition,  we  believe  combining  KBC’s  industry  leading  reactor  software  models  with AspenTech’s strength in engineering design will create a highly differentiated solution for the refining industry.  Also, KBC’s software assets will meaningfully accelerate the build out of our vertical- specific analytics solutions,” Pietri added.  “KBC’s domain expertise and software will be important additions  to  our  asset  optimization  strategy,  which  focuses  on  driving  improved  capital  and operational efficiency for owner-operators across an asset’s entire lifecycle.  Acquiring KBC will enhance AspenTech’s ability to capitalize on its market opportunity and leadership position and generate substantial value for our customers.”

Ian Godden, Chairman of KBC, said “Over the last few years, KBC has proactively reshaped and broadened its business to make it more adaptable and successful. AspenTech is a strong partner that can continue to develop KBC’s business. Following the transaction, KBC will become a key part of AspenTech’s business and will continue to provide its market leading solutions to the customers we serve.”

J.P. Morgan is acting as exclusive financial advisor to AspenTech in connection with the acquisition and has committed to provide credit facilities to finance the acquisition.   Evercore is acting as exclusive financial advisor to KBC in connection with the acquisition.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, January 12, 2016, at 8:00 a.m. (Eastern Time), to discuss the details of the acquisition.

The  live  dial-in  number  is  (866)  604-6127  or  (706)  634-5625,  conference  ID  code  24843348. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link.  A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (855) 859-2056 or (404) 537-3406, conference ID code 24843348, through February 12, 2016.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become  more  energy  efficient.  To  see  how  the  world’s  leading  process  manufacturers  rely  on AspenTech to achieve their operational excellence goals, visit  www.aspentech.com.

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. These forward-looking statements include statements regarding AspenTech’s proposed acquisition of KBC (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding KBC’s (and AspenTech’s and KBC’s combined) expected future business strategy, competitive positions, growth opportunities, plans and objectives of management, and statements containing the use of forward-looking words such as “expects,” “believes,” “plans,” “will” and similar expressions. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. Risks and uncertainties related to the proposed acquisition include the risk that KBC’s stockholders do not approve the acquisition, potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the acquisition, uncertainties as to the timing of the acquisition, the possibility that the closing conditions to the proposed acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary approval, adverse effects on AspenTech’s stock price resulting from the announcement or completion of the acquisition, competitive responses to the announcement or completion of the acquisition, costs and difficulties related to the integration  of KBC’s businesses and operations with AspenTech’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the acquisition, uncertainties as to whether the completion of the acquisition or any transaction will have the accretive effect on AspenTech’s earnings or cash flows that it expects, unexpected costs, liabilities, charges or expenses resulting from the acquisition, litigation relating to the acquisition, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions. Other factors that may affect AspenTech’s plans, results or stock price are set forth in its filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on AspenTech’s website and at  www.sec.gov. AspenTech undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2016 Aspen Technology, Inc.  AspenTech, aspenONE and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.

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